Filed Pursuant to Rule 433

Registration Statement No. 333-277075

American International Group, Inc.

¥100,000,000,000

¥77,100,000,000 1.580% Notes Due 2028

¥10,300,000,000 1.757% Notes Due 2029

¥12,600,000,000 2.137% Notes Due 2034

Issuer:	American International Group, Inc.

LEI:	ODVCVCQG2BP6VHV36M30

Offering Format:	SEC Registered

Securities:	1.580% Notes Due 2028 (the “2028 Notes”) 1.757% Notes Due 2029 (the “2029 Notes”) 2.137% Notes Due 2034 (the “2034 Notes”)
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 (positive) / BBB+ (positive) / BBB+ (stable)

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	November 20, 2024

Settlement Date:	November 27, 2024 (5 Tokyo business days after the Trade Date)

Maturity Date:	2028 Notes: February 22, 2028 2029 Notes: November 27, 2029 2034 Notes: November 27, 2034
Principal Amount:	2028 Notes: ¥77,100,000,000 2029 Notes: ¥10,300,000,000 2034 Notes: ¥12,600,000,000
Price to Public:	2028 Notes: 100.000% of principal amount 2029 Notes: 100.000% of principal amount 2034 Notes: 100.000% of principal amount
Gross Underwriting Discount:	2028 Notes: 0.250% 2029 Notes: 0.350% 2034 Notes: 0.450%

Net Proceeds to Issuer Before Expenses:	2028 Notes: ¥76,907,250,000 2029 Notes: ¥10,263,950,000 2034 Notes: ¥12,543,300,000
Spread to Reference Rate:	2028 Notes: + 90 basis points 2029 Notes: + 100 basis points 2034 Notes: + 110 basis points
Reference Rate:

2028 Notes: 0.680% (interpolated (rounded up to three decimal places) between 3-year Swap Mid Rate on Bloomberg TFPR18 and 4-year Swap Mid Rate on Bloomberg TFPR18)

2029 Notes: 0.757% (equivalent to 5-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places)

2034 Notes: 1.037% (equivalent to 10-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places)

Coupon:	2028 Notes: 1.580% 2029 Notes: 1.757% 2034 Notes: 2.137%
Yield to Maturity:	2028 Notes: 1.580% 2029 Notes: 1.757% 2034 Notes: 2.137%
Interest Payment Dates:	Semi-annually in arrears on May 27 and November 27 of each year, commencing May 27, 2025 (short last coupon for the 2028 Notes).

Day Count Convention:	30/360, unadjusted

Denominations:	¥100,000,000, with increments of ¥10,000,000 thereafter

Optional Redemption:

2028 Notes: Par redemption at any time on or after January 22, 2028.

2029 Notes: Par redemption at any time on or after October 27, 2029.

2034 Notes: Par redemption at any time on or after August 27, 2034.

Tax Redemption:	The issuer may redeem any series of the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with interest accrued and unpaid to, but excluding, the date fixed for redemption, at any time, in the event of certain changes affecting U.S. taxation as described under “Description of the Notes — Tax Redemption” in the preliminary prospectus supplement.

CUSIP/ISIN/Common Code:	2028 Notes: 026874 DT1 / XS2934324570 / 293432457 2029 Notes: 026874 DU8 / XS2934324653 / 293432465 2034 Notes: 026874 DV6 / XS2934324810 / 293432481

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Concurrent Offering:	The settlement of each series of Notes is not contingent on the settlement of the concurrent offerings.

Trustee, Registrar and Transfer Agent:	The Bank of New York Mellon

Paying Agent:	The Bank of New York Mellon, London Branch

Joint Lead Managers:	SMBC Nikko Securities America, Inc. Mizuho Securities USA LLC Morgan Stanley & Co. International plc
Co-Managers	Barclays Bank PLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Note: We expect that delivery of the Notes will be made to investors on or about November 27, 2024, which is five Tokyo business days following the date of the pricing of the Notes. Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle on the first New York business day following the date of any contract for sale, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second London business day, or the first New York business day, before the settlement date will be required to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisers in connection with that election.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. at 1-212-224-5135.

Certain of the underwriters are not U.S. registered broker-dealers and accordingly will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by U.S. federal and state securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

No PRIIPs or UK PRIIPs KID – no PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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